Exhibit 99.3

BANC OF AMERICA SECURITIES LLC

July 18, 2005

Board of Directors

Salix Pharmaceuticals, Ltd.

1700 Perimeter Park Drive

Morrisville, NC 27560-8404

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated June 23, 2005, to the Board of Directors of Salix Pharmaceuticals, Ltd. (the “Company”) regarding the transaction contemplated by the Agreement and Plan of Merger by and among the Company, InKine Pharmaceutical Company, Inc. and Metal Acquisition Corp., a wholly owned subsidiary of the Company, dated as of June 23, 2005, in the Company’s Registration Statement on Form S-4 to which this consent is filed as an exhibit (the “Registration Statement”) and to the reference in the Registration Statement to our firm and to our opinion under the headings “SUMMARY—Opinion of Salix’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Salix’s Reasons for the Merger”, “THE MERGER—Opinion of Salix’s Financial Advisor—Banc of America Securities LLC”, “THE MERGER AGREEMENT—Representations and Warranties—Representations and Warranties by Salix” and “Annex B—Opinion of Salix’s Financial Advisor—Banc of America Securities LLC”. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA SECURITIES LLC